Exhibit 10.5

REDLattice Incorporated

DIRECTOR NOMINATION AGREEMENT

This Director Nomination Agreement (this “Agreement”) is made and entered into as of [●], 2026, by and between REDLattice Incorporated, a Delaware corporation (“PubCo”), and REDL Ultimate Holdings, LP, a Delaware limited partnership (“Ultimate”). Unless otherwise specified herein, all of the capitalized terms used herein are defined in Section 2 hereof.

WHEREAS, pursuant to the Business Combination Agreement, PubCo has agreed to permit Ultimate and its Permitted Transferees, which will Beneficially Own approximately [●]% of the issued and outstanding Voting Interests at the Effective Time, to (i) designate six (6) individuals for appointment to the board of directors of PubCo (the “Board”) at the Effective Time, provided that at least two (2) of such individuals shall be considered “independent” directors pursuant to the rules of the Stock Exchange, and (ii) retain certain nomination rights thereafter, in each case, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Section 1. Board of Directors.

(a) PubCo shall take all Necessary Action such that, as of the Effective Time, the Board shall consist of nine (9) directors, divided into three classes, with each class serving for staggered three-year terms, set forth as follows:

(i) Andrew G. Boyd (Class [●]);

(ii) Kirk Konert (Class [●]);

(iii) General James Mingus (Class [●]);

(iv) Bill Strobel (Class [●]);

(v) [[●] (Class [●]);

(vi) [●] (Class [●]);

(vii) [●] (Class [●]);]1

(viii) [●] (Class [●]);2

(ix) [●] (Class [●]).3

1	Note to Draft: To be the remaining Ultimate appointed directors.
2	Note to Draft: To be the BEAC appointed director.
3	Note to Draft: To be the mutually appointed director.

(b) The initial term of the Class I directors shall expire immediately following PubCo’s first annual meeting of stockholders at which directors are elected following the Effective Time. The initial term of the Class II directors shall expire immediately following PubCo’s second annual meeting of stockholders at which directors are elected following the Effective Time. The initial term of the Class III directors shall expire immediately following PubCo’s third annual meeting at which directors are elected following the Effective Time.

(c) For so long as Ultimate and its Permitted Transferees Beneficially Own Voting Interests representing the percentage of the Voting Interests held by Ultimate immediately after the Effective Time shown below, PubCo shall take all Necessary Action to include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected (or written consent of the stockholders), that number of individuals designated by Ultimate that, if elected, will result in Ultimate having the number of directors serving on the Board that is shown in the column labeled “Number of Ultimate Directors” below; provided, that after the number of Ultimate Directors is reduced because the percentage of Voting Interests Beneficially Owned by Ultimate and its Permitted Transferees is reduced, Ultimate and its Permitted Transferees cannot subsequently increase the number of Ultimate Directors entitled to be designated hereunder as a result of their acquisition of Beneficial Ownership of additional Voting Interests without the mutual agreement of PubCo and Ultimate.

Voting Interests Beneficially Owned by Ultimate (and its Permitted Transferees) as a Percentage of the Voting Interests Held by Ultimate immediately after the Effective Time	Number of Ultimate Directors
80% or greater	6
65% or greater, but less than 80%	5
50% or greater, but less than 65%	4
35% or greater, but less than 50%	3
20% or greater, but less than 35%	2
5% or greater, but less than 20%	1
Less than 5%	0

(d) If (i) a vacancy on the Board occurs because of the death, disability, disqualification, resignation, or removal of an Ultimate Director, and (ii) as a result of such vacancy, Ultimate would be entitled to designate another Nominee pursuant to Section 1(c), PubCo shall promptly notify Ultimate of such vacancy and designation opportunity, after which Ultimate, or its Permitted Transferees, shall have thirty (30) days to designate a Nominee to fill such vacancy, and PubCo shall, within ten (10) days of such designation of such Nominee, take all Necessary Action to ensure that such vacancy shall be filled with such Nominee. Notwithstanding anything herein to the contrary, (A) PubCo shall not fill such vacancy with an individual other than such Nominee unless Ultimate fails to so designate a Nominee within thirty (30) days after receipt of written notice from PubCo that such vacancy has occurred, and (B) after such thirty (30) day period, PubCo may appoint a nominee (an “Interim Director”) who may serve as a director only until Ultimate, or its Permitted Transferees, designates a Nominee (at which time, PubCo shall, within ten (10) days of such designation of such Nominee, take all Necessary Action to ensure such Nominee shall replace such Interim Director). If, prior to a stockholders’ meeting (or action by written consent), a Nominee ceases to be a Nominee due to death, disability, withdrawal as a nominee for election to the Board or for any other reason, PubCo shall take all Necessary Action to cause a replacement Nominee to be included in the slate of nominees for election at such meeting (or such written consent).

(e) In accordance with the Bylaws, PubCo may from time to time, by resolution, establish and maintain one or more committees of the Board, each committee to consist of one (1) or more directors. To the extent feasible, PubCo shall notify Ultimate in writing of any new committee of the Board to be established at least fifteen (15) days prior to the effective establishment of such committee. If requested by Ultimate, PubCo shall take all Necessary Action to cause at least one (1) Ultimate Director (to be selected by Ultimate) to be appointed as a member of each such committee of the Board unless such designation would violate any legal restriction on such committee’s composition or the rules and regulations of any applicable exchange on which PubCo’s securities may be listed; provided, that the foregoing sentence shall not apply to any special committee of the Board established specifically for the purpose of evaluating a transaction or other corporate action involving Ultimate or its Affiliates.

(f) PubCo shall pay all reasonable, documented out-of-pocket expenses incurred by each Ultimate Director in connection with his or her service provided to or on behalf of PubCo, including, but not limited to, attending meetings or events attended on behalf of PubCo or at PubCo’s request, including travel, lodging and meal expenses.

(g) PubCo shall (i) purchase and maintain directors’ and officers’ liability insurance in an amount determined by the Board to be reasonable and customary and (ii) for so long as any Ultimate Director serves as a director on the Board, maintain such directors’ and officers’ liability insurance coverage with respect to such director; provided, that upon removal or resignation of such Ultimate Director for any reason, PubCo shall take all actions reasonably necessary to extend such directors’ and officers’ liability insurance coverage with respect to such Ultimate Director for a period of not less than six (6) years from such removal or resignation.

(h) For so long as any Ultimate Director serves as a director on the Board, PubCo (i) shall provide such Ultimate Director with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to the other directors on the Board (provided, that any Ultimate Director who is also an employee of Ultimate or its Affiliates may elect to not receive any standard director fees paid by PubCo to directors), and (ii) shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any Ultimate Director as and to the extent consistent with applicable law, including but not limited to Article [●] of the Certificate of Incorporation and Article [●] of the Bylaws (whether such right is contained in the Certificate of Incorporation, the Bylaws or another document) (except to the extent such amendment or alteration permits PubCo to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).

(i) Subject to the Organizational Documents, Ultimate shall have the exclusive right to remove an Ultimate Director from the Board, and PubCo shall take all Necessary Action to cause (i) the removal of any such Ultimate Director at the request of Ultimate and (ii) the replacement of such Ultimate Director in accordance with Section 1(d).

Section 2. Definitions.

“Action” has the meaning set forth in Section 10(b).

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” has the meaning set forth in the preamble.

“Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Securities Exchange Act of 1934, as amended. “Beneficial Ownership” shall have a correlative meaning.

“Board” has the meaning set forth in recitals.

“Business Combination Agreement” means that certain Business Combination Agreement, dated as of September 25, 2026, by and among REDL Intermediate Holdings, LLC, Bold Eagle Acquisition Corp. BEAC Merger Sub, LLC, and solely for the purposes of Section 6.9(e) of the Business Combination Agreement, REDL Ultimate Holdings, LP, as amended and restated or modified from time to time.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks in New York, New York are authorized or required by applicable law to close.

“Bylaws” means the [Amended and Restated] Bylaws of PubCo, as in effect immediately following the Effective Time, as the same may be amended from time to time.

“Certificate of Incorporation” means the [Amended and Restated] Certificate of Incorporation of PubCo, as in effect immediately following the Effective Time, as the same may be amended from time to time.

“Effective Time” means the time immediately after the consummation of the transactions contemplated by the Business Combination Agreement (including all issuances of Voting Interests) on the date hereof.

“Interim Director” has the meaning set forth in Section 1(d).

“Necessary Action” means all actions by PubCo (to the extent such actions are not prohibited by applicable law and are within PubCo’s control, and, in the case of any action that requires a vote or other action on the part of the Board, to the extent such action is consistent with fiduciary duties that PubCo’s directors have in such capacity) necessary to cause such result, including (a) calling special meetings of stockholders, (b) causing the adoption of stockholders’ resolutions and amendments to the Organizational Documents, (c) executing agreements and instruments, (d) making, or causing to be made, with governmental entities or an applicable securities exchange, all filings, registrations or similar actions that are required to achieve such result and (e) nominating certain Persons for election to the Board in connection with an annual or special meeting of stockholders.

“Nominee” means an individual designated by Ultimate as a nominee to the Board pursuant to this Agreement.

“Organizational Documents” means the Certificate of Incorporation and the Bylaws.

“Permitted Transferee” means with respect to any Person, (i) any family member of such Person, (ii) any partner, shareholder or member of such Person and (iii) any Affiliate of such Person (including any partner, shareholder, member or Affiliated investment fund or vehicle of such Affiliate).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“PubCo” has the meaning set forth in the preamble.

“Ultimate” has the meaning set forth in the preamble.

“Ultimate Director” means a Nominee that has been elected or appointed as a director.

“Ultimate Representative” means [●] or such other Person who is identified as the replacement Ultimate Representative by the then existing Ultimate Representative giving prior written notice to PubCo.

“Voting Interests” means any security of PubCo generally entitled to vote on matters presented to the common stockholders of PubCo.

Section 3. Assignment; Binding Effect. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by either of the parties hereto, in whole or in part (including by operation of law), without the prior written consent of PubCo and Ultimate; provided, that Ultimate may assign, in whole or in part, this Agreement without the prior written consent of PubCo as part of a transfer of Voting Interests to any Permitted Transferee. Upon any assignment of this Agreement by Ultimate, the rights of Ultimate hereunder shall thereafter be exercised by Ultimate Representative. Ultimate Representative may appoint a successor at any time. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 4. Specific Performance. The parties hereto agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall each be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in each case, without the posting of any bond or undertaking and without proof of damages and in addition to any other remedy to which the same is entitled at law or in equity. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other party hereto has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 5. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand, electronic mail, postage prepaid mail (registered or certified) or nationally recognized overnight courier service and shall be deemed given when (a) so delivered by hand or electronic mail (provided no transmission error occurs), or (b) if mailed, (i) three (3) days after mailing by certified or registered mail, return receipt requested and (ii) one Business Day in the case of overnight courier service, as follows:

If to PubCo, to:

REDLattice Incorporated
14399 Penrose Place, #420
Chantilly, VA 20151
Email: [●]
Attention: [●]

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

830 Brickell Plaza
Miami, FL 33131
Attn:

Email:

and:

Kirkland & Ellis LLP

333 West Wolf Point Plaza

Chicago, Illinois 60654

Attn:
Email:

If to Ultimate, to:

REDL Ultimate Holdings, LP
c/o AE Industrial Partners, LP
6700 Broken Sound Parkway NW

Boca Raton, FL 33487

Attn:
Email:

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

830 Brickell Plaza

Miami, FL 33131

Attn:
Email:

and:

Kirkland & Ellis LLP

333 West Wolf Point Plaza

Chicago, Illinois 60654

Attn:
Email:

Section 6. Adjustments. If, and as often as, there are any changes following the Effective Time in the Voting Interests (a) by way of stock split, stock dividend, combination or reclassification, (b) through merger, consolidation, reorganization, recapitalization or sale, or (c) by any other means, the parties hereto shall modify this Agreement so that the rights, privileges, duties and obligations of both parties hereunder shall continue with respect to the Voting Interests as so changed.

Section 7. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing in this Agreement, expressed or implied, shall give or be construed to give to any Person or entity, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights under this Agreement; provided, that, each Ultimate Director shall be an express third-party beneficiary of the provisions in Sections 1(f)–(h) and shall be entitled to enforce such provisions as though such Ultimate Director was a party hereto.

Section 8. Further Assurances. From time to time, at the other party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party hereto shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 9. Execution of Agreement. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party hereto of an executed counterpart or the earlier delivery to each party hereto of original, photocopied, or electronically transmitted (including scanned .pdf image) signature pages that together (but need not individually) bear the signatures of all other parties hereto.

Section 10. Governing Law.

(a) This Agreement and all disputes, claims or controversies relating to, arising out of, or in connection with this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts executed in and to be performed in the State of Delaware, without giving effect to any choice of law or conflict of laws, rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b) Each party hereto irrevocably agrees that any action, claim, complaint, petition, suit, investigation, audit, mediation, litigation, arbitration or other proceeding by or before any governmental authority or arbitrator, whether civil or criminal, at law or in equity (each, an “Action”), arising out of or relating to this Agreement brought by any party hereto or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware (or, solely if such courts decline jurisdiction, in any federal court located in the State of Delaware), and each party hereto hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby. Each party hereto agrees not to commence any Action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each party hereto further agrees that notice as provided herein shall constitute sufficient service of process and each party hereto further waives any argument that such service is insufficient. Each party hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (1) the Action in any such court is brought in an inconvenient forum, (2) the venue of such Action is improper or (3) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

Section 11. Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER, OR RELATE TO, THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HERETO HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11.

Section 12. Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes any prior agreements or understandings relating to such subject matter between the parties.

Section 13. Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. In the event of such determination, the parties hereto shall negotiate in good faith to modify (or cause such court or other legal authority to modify) the Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 14. Amendment and Waiver. This Agreement cannot be amended, except by a writing signed by each party hereto. Except as otherwise provided herein, no waiver of any provision of this Agreement shall be effective against a party hereto, unless such waiver is approved in writing by such party. No failure or delay of any party hereto in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

Section 15. Fees and Expenses. Unless otherwise stated herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party hereto incurring such fees or expenses.

Section 16. Termination. This Agreement shall terminate upon such time as Ultimate and its Permitted Transferees shall no longer have the right to appoint an Ultimate Director; provided, however, that Sections 1(f)–(h) and Sections 2–15 shall survive any termination of this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

REDLattice Incorporated

By:
Name:
Title:

REDL Ultimate Holdings, LP

By:
Name:
Title:

Signature Page – Director Nomination Agreement